Exhibit 10.36
December 1, 2023

C. Christopher Gaut

Dear Cris,

This letter agreement (this “Agreement”) outlines the terms and conditions of your transition from Executive Chairman of Forum Energy Technologies, Inc., a Delaware corporation (the “Company”) to Chairman of the Board of Directors (the “Board”) of the Company.

As previously discussed, your employment with the Company will end effective as of the end of the day on December 31, 2023 (the “Transition Date”); however, you will continue to serve as Chairman of the Company’s Board immediately following the Transition Date. This Agreement outlines the agreed upon terms of your transition.

1)Term: Your service of Chairman of the Board will run for a one-year term from January 1, 2024, subject to your and the Company’s ability to extend such by mutual agreement. You currently serve as a Class I director and, accordingly, your term as a director expires as the Company’s Annual Meeting of Stockholders to be held in 2025. Any extension of your term for service as Chairman beyond this date will be subject stockholder re-election as a member of the Board.

2)Compensation: Commencing effective as of January 1, 2024, you will receive standard director compensation, as approved by the Board, as well as an additional fee to compensate you for your duties as Chairman. For 2024, this additional cash fee will be $100,000. In addition, subject to your timely election for COBRA continuation coverage, the Company will pay or reimburse you for the monthly premium costs for you to continue group health plan coverage for yourself and your covered dependents under the Company’s medical, dental and vision plans.

3)Long-Term Incentives: Any remaining service-vesting conditions on your previously granted Company equity awards will be deemed satisfied and such awards will remain outstanding and eligible to settle in accordance with the governing award agreements (including achievement of applicable performance conditions) without regard to your continued employment with the Company.

4)Miscellaneous. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

FORUM ENERGY TECHNOLOGIES, INC.

By:/s/ John C. Ivascu
Name:    John C. Ivascu                            Date: December 1, 2023
Title: Executive Vice President, General Counsel,
    Chief Compliance Officer and Corporate
    Secretary

Acknowledged and Agreed:

/s/ C. Christopher Gaut
C. Christopher Gaut                            Date: December 1, 2023
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